Exhibit 99.1

CONN'S, INC. REPORTS FEBRUARY 2015 SALES AND DELINQUENCY DATA

THE WOODLANDS, TEXAS, March 5, 2015 – Conn’s, Inc. (NASDAQ:CONN), a specialty retailer of furniture, mattresses, home appliances, consumer electronics and provider of consumer credit, today reported $95.4 million in total retail net sales for the month ended February 28, 2015, a 4.9% increase compared to the same prior year period.

The following table presents the Company's percentage change in same store sales for the month ended February 28, 2015, compared to the same prior-year period, and the 60-plus day delinquency rate as of February 28, 2015:

Month Ended
February 28, 2015
Same store sales % change (as compared to the same prior-year period):
Furniture and mattress	(5.7)%
Home appliance	0.8
Consumer electronic	(7.6)
Home office	(14.4)
Other	(29.7)
Product sales	(6.4)
Repair service agreement commissions	(1.0)
Total net sales	(5.8)%

As of February 28, 2015
60-plus day delinquency rate	9.2%

Theodore M. Wright, Conn’s chairman and chief executive officer, commented, "Greater than 60-day delinquency was down 50 basis points as of February 28, 2015 compared to January 31, 2015, despite a decrease in the customer portfolio balance. The percentage of the portfolio re-aged increased by 40 basis points since October 31, 2014, to 13.5% at February 28, 2015, compared to an increase of 80 basis points from October 31, 2013 to February 28, 2014."

"Same store sales for the month decreased 5.8% against an increase of 14.9% in February last year. During the month, store traffic and delivery of items purchased were negatively impacted by weather. In addition, due to the prolonged port labor disruption which had a higher impact than prior months, lower availability of furniture product contributed to a decrease in same store sales of 8% for the furniture category. To illustrate the relative impact of the port disruption on the furniture category, mattresses, which are sourced domestically, had an increase in same store sales of 2.5%. Inventory availability should improve but we do not expect it to return to normal in March. Customer purchases awaiting delivery due to both inclement weather and port disruption increased approximately $3.6 million, or 36.9%, from the end of January. Sales are recorded when the customer receives the product."

"We continue to experience headwinds from tighter underwriting implemented during the first three quarters of fiscal year 2015 compared to the same period a year ago, with an estimated impact of approximately 5-7% in the month. Tighter underwriting, along with additional store openings, particularly impacted our Arizona and New Mexico stores. Excluding Arizona and New Mexico locations, same store sales decreased 3.6% for the month."

"Same store unit sales increased in the mattress and home appliance categories. Same store unit sales in consumer electronics and home office were down, partially offset by higher average selling prices. Television same store sales decreased 9.0%."

"We have not experienced any noticeable declines in same store sales as a result of lower oil prices; in fact, same store sales performance in the Houston market was above average."

All of the above amounts are preliminary estimates and are subject to change upon completion of the Company's financial statement closing process. The Company has provided monthly same store sales, portfolio balance and 60-plus day delinquency rate data for all monthly periods since and including February 2012 on its investor relations website, at ir.conns.com.

About Conn’s, Inc.

Conn’s is a specialty retailer currently operating approximately 90 retail locations in Arizona, Colorado, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LCD, LED, 3-D and Ultra HD televisions, Blu-ray players, home theater and video game products, digital cameras and portable audio equipment; and

•	Home office, including computers, tablets, printers and accessories.

Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company’s future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “project”, “should”, or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company’s ability to achieve the results either expressed or implied by the Company’s forward-looking statements including, but not limited to: whether any potential sale of or other strategic transaction by or related to Conn's will be consummated and, if so, the timing and terms of any such transaction, including any possible sale price; general economic conditions impacting the customers or potential customers; the Company’s ability to continue existing or to offer new customer financing programs; changes in the delinquency status of the Company’s credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company’s planned opening of new stores and the updating of existing stores; technological and market developments and sales trends for the Company’s major product offerings; the Company’s ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the customers and the Company’s employees; the Company’s ability to fund the Company’s operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company’s revolving credit facility, and proceeds from accessing debt or equity markets; and the other risks detailed in the Company’s SEC reports, including but not limited to, the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended February 28, 2014 and the Company’s Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions or update to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-G

S.M. Berger & Company
Andrew Berger (216) 464-6400